Exhibit 5.1

October 9, 2012

Whitestone REIT
2600 South Gessner, Suite 500
Houston, Texas 77063

Re:    Registration Statement on Form S-3 (Registration No. 333-182667)

Ladies and Gentlemen:

We have served as Maryland counsel to Whitestone REIT, a Maryland real estate investment trust (the “Trust”), in connection with certain matters of Maryland law arising out of the registration of up to 786,191 common shares of beneficial interest, $0.001 par value per share (“Common Shares”), of the Trust (the “Shares”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Trust with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued from time to time upon the redemption of units of limited partnership interest (the “OP Units”) in Whitestone REIT Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership”), pursuant to the Prospectus Supplement (as defined herein).

In connection with our representation of the Trust, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement;

2.    The Prospectus, dated July 25, 2012, as supplemented by a Prospectus Supplement, dated October 9, 2012 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.    The declaration of trust of the Trust (the “Declaration”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.    The Amended and Restated Bylaws of the Trust, certified as of the date hereof by an officer of the Trust;

5.    A certificate of the SDAT as to the good standing of the Trust, dated as of a recent date;

6.    Resolutions adopted by the Board of Trustees of the Trust relating to, among other matters, the registration and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Trust;

7.    A certificate executed by an officer of the Trust, dated as of the date hereof; and

8.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Trust) is duly authorized to do so.

Whitestone REIT
October 9, 2012

3.    Each of the parties (other than the Trust) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    The Shares will not be issued in violation of any restriction or limitation contained in Article VII (Restriction on Transfer and Ownership of Shares) of the Declaration.

6.    The OP Units have been duly authorized and validly issued by the Operating Partnership.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Trust is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The issuance of the Shares has been duly authorized and, when and to the extent issued upon the redemption of the OP Units in accordance with the Resolutions, the Registration Statement and the Prospectus Supplement, the Shares will be (assuming that, upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Trust is then authorized to issue under the Declaration) validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Trust's Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,
/s/ VENABLE LLP